Exhibit 24-26

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, Ronald Rubin do hereby appoint John W. Rowe and Paul Bonney, or either of them, attorney for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2007 of PECO Energy Company, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

Ronald Rubin

DATE: February 1, 2008